                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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     Rule 14a-6(e)(2))
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[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             The Ryland Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             The Ryland Group, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                  [RYLAND LOGO]

                             THE RYLAND GROUP, INC.
                         24025 PARK SORRENTO, SUITE 400
                           CALABASAS, CALIFORNIA 91302

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. will be held at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, on April 25, 2001, at 9:00 a.m., Local Time, for the following purposes:

        1. To elect ten Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and shall qualify.

        2. To act upon other business properly brought before the meeting.

        Stockholders of record at the close of business on February 15, 2001, are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

                                       By Order of the Board of Directors


                                       /s/ TIMOTHY J. GECKLE
                                      -------------------------------
                                       Timothy J. Geckle
                                          Secretary


March 15, 2001

                                 PROXY STATEMENT

        The enclosed proxy is being solicited by The Ryland Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders on April 25, 2001. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 15, 2001. The Annual Report of the Corporation for the year ended December 31, 2000, including financial statements and accompanying notes, is enclosed with this Proxy Statement. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

        The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

        The Corporation may solicit proxies by mail, personal interview or telephone by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by the Corporation. Arrangements will be made by the Corporation for the forwarding to beneficial owners, at the Corporation's expense, of soliciting materials by brokerage firms and others.

        Only stockholders of record at the close of business on February 15, 2001 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of the Corporation entitled to vote at the meeting are shares of Common Stock and shares of ESOP Series A Convertible Preferred Stock. The holders of Preferred Stock vote together with the holders of Common Stock as one class. There were 13,390,673 shares of Common Stock outstanding as of the close of business on February 15, 2001. There were 291,700 shares of Preferred Stock outstanding as of the close of business on February 15, 2001. Neither Common Stock nor Preferred Stock has cumulative voting rights. Holders of Common Stock and Preferred Stock are entitled to one vote per share on all matters.

                              ELECTION OF DIRECTORS

        All Directors (ten in number) are proposed for election to hold office until the next Annual Meeting of Stockholders and until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the ten persons named below.

        Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

NAME, AGE AND
YEAR IN WHICH
FIRST ELECTED
 A DIRECTOR         PRINCIPAL OCCUPATION FOR FIVE PRIOR YEARS AND OTHER INFORMATION
----------------    ---------------------------------------------------------------
R. Chad Dreier      Chairman of the Board of Directors, President and Chief
  53 (1993)         Executive Officer of the Corporation.


Leslie M. Frecon    President, L Frecon Enterprises; Senior Vice President,
  47 (1998)         Corporate Finance, of General Mills Inc., until 1998;
                    Director of The Resource Companies.


William L. Jews     President and Chief Executive Officer of CareFirst Blue
  49 (1994)         Cross Blue Shield and Chief Executive Officer of Blue
                    Cross Blue Shield of Delaware and Washington, D.C.;
                    President and Chief Executive Officer of Blue Cross Blue
                    Shield of Maryland, Inc., until 1998; Director of
                    MuniMae, Inc., Choice Hotels, MBNA and Ecolab, Inc.


William G. Kagler   Retired President of The Kroger Company; Director of
  68 (1985)         Fifth Third Bankcorp and Union Central Life Insurance Co.


Ned Mansour         President of Mattel, Inc. until March 2000; President,
 52 (2000)          Corporate Operations, of Mattel, Inc. until June 1999.


Robert E. Mellor    President, Chief Executive Officer and Director of
  57 (1999)         Building Materials Holding Corporation; Of Counsel,
                    Gibson, Dunn & Crutcher, LLP (Law Firm) until 1997;
                    Director of California Chamber of Commerce and Coeur
                    d'Alene Mines Corporation.


Norman J. Metcalfe  Vice Chairman and Chief Financial Officer of The Irvine
  58 (2000)         Company until 1997; Director of SierraCities.com, Inc.,
                    Straub Distributing Company and The Tejon Ranch Company.


Charlotte St.       Executive Vice President of Loews Hotels.
Martin
  55 (1996)


Paul J. Varello     Chairman and Chief Executive Officer of American
  57 (1999)         Ref-Fuel Company.


John O. Wilson      Chief Operating Officer, Investment Policy Committee,
  62 (1987)         SDR Capital Management Group, San Francisco; Senior
                    Fellow, Berkeley Roundtable on International Economics
                    (BRIE), University of California-Berkeley; Executive
                    Vice President and Chief Economist of Bank of America
                    Corporation, until 1998; Director of Calpine Corporation
                    and California Council on Science and Technology.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THE NOMINEES REQUIRES A PLURALITY OF THE VOTES CAST WITH A QUORUM PRESENT.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



        To the knowledge of the Corporation, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 15, 2001, are as follows:

                                           AMOUNT AND NATURE
  NAME AND ADDRESS                      OF BENEFICIAL OWNERSHIP         PERCENT OF CLASS
  ----------------                      -----------------------         ----------------
The Prudential Insurance                      1,323,145(1)                     9.9
 Company of America
751 Broad St,
Newark, NJ 07102-3777

Dimensional Fund Advisors                     1,020,664(2)                     7.6
1299 Ocean Ave, 11th Floor,
Santa Monica, CA 90401

 (1) According to Schedule 13G dated January 29, 2001, filed with the Securities and Exchange Commission, 16,100 of these shares are owned with sole voting and sole dispositive power, 1,296,445 of these shares are owned with shared voting power, and 1,307,045 of these shares are owned with shared dispositive power.

 (2) According to Schedule 13G dated February 2, 2001, filed with the Securities and Exchange Commission, all of these shares are owned with sole voting and sole dispositive power.

        The Corporation's Retirement Savings Opportunity Plan is the beneficial owner of 291,700 shares of ESOP Series A Convertible Preferred Stock representing 100 percent of the outstanding shares of Preferred Stock of the Corporation. All of these shares are owned with shared voting and shared dispositive power. The address of the Retirement Savings Opportunity Plan is c/o Vanguard Fiduciary Trust Company, 100 Vanguard Boulevard, Malvern, PA 19355.

        The following table sets forth, as of February 15, 2001, the number of shares of Common Stock of the Corporation beneficially owned by the Directors of the Corporation, nominees for Director, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

                                                                 NUMBER OF SHARES
       NAME                                                    BENEFICIALLY OWNED(1)
--------------------                                           ---------------------
R. Chad Dreier ...............................................        622,984
Leslie M. Frecon .............................................          4,753
William L. Jews ..............................................          9,970
William G. Kagler ............................................         16,680
Ned Mansour ..................................................          2,601
Robert E. Mellor .............................................          5,284
Norman J. Metcalfe ...........................................         10,601
Charlotte St. Martin .........................................          6,954
Paul J. Varello ..............................................          2,904
John O. Wilson ...............................................          5,986
John M. Garrity ..............................................         72,077
Gordon A. Milne ..............................................         11,600
Daniel G. Schreiner ..........................................         19,800
Kipling W. Scott .............................................         76,265
Frank J. Scardina(2) .........................................          6,600
Directors and executive officers as a group (20 persons) .....      1,022,748

-------------

 (1) With the exception of Mr. Dreier, no other Director, nominee or executive officer beneficially owns more than 1 percent of the Corporation's outstanding Common Stock. Mr. Dreier beneficially owns 4.7 percent of the outstanding Common Stock of the Corporation. Directors, nominees and executive officers as a group beneficially own 7.7 percent of the outstanding Common Stock of the Corporation. All of the shares in the table are owned individually with sole voting and sole dispositive power.

     Includes shares subject to stock options which may be exercised within 60 days of February 15, 2001, as follows: Mr. Dreier, 460,000 shares; Ms. Frecon, 3,000 shares; Mr. Jews, 7,000 shares; Mr. Kagler, 8,100 shares; Mr. Mellor, 2,000 shares; Ms. St. Martin, 5,000 shares; Mr. Varello, 2,000 shares; Mr. Garrity, 68,100 shares; Mr. Milne, 6,600 shares; Mr. Schreiner, 19,800 shares; Mr. Scott, 72,100 shares; Mr. Scardina, 6,600 shares; and Directors and executive officers as a group, 797,825 shares.

     Includes shares subject to restricted stock units for Mr. Dreier of 60,000 shares.

     Does not include shares of ESOP Series A Convertible Preferred Stock which have been allocated to participants' accounts under the Corporation's Retirement Savings Opportunity Plan as follows: Mr. Dreier, 733 shares; Mr. Garrity, 610 shares; Mr. Scott, 604 shares; Mr. Scardina, 735 shares; and executive officers as a group, 5,937 shares.

 (2) Mr. Scardina resigned as Senior Vice President of the Corporation in November 2000.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

        During 2000, the Board of Directors held six meetings. All Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2000. The Board of Directors of the Corporation has Audit, Compensation, Finance and Nominating and Governance Committees.

        The Audit Committee of the Board of Directors is composed of Directors Frecon, Mansour, Varello and Wilson. The Audit Committee reviews the Corporation's financial statements and reports, the audit services provided by the Corporation's independent public accountants and the reports of the Corporation's internal auditors. During 2000, four meetings of the Audit Committee were held. Please review the Audit Committee Report contained in this Proxy Statement on page 5.

        The Compensation Committee of the Board of Directors determines or recommends the amount and form of compensation awarded and paid to executive officers and key employees of the Corporation as well as awards and distributions under the Corporation's compensation plans. Directors Jews, Kagler, Mellor and St. Martin serve as its members. During 2000, the Compensation Committee held seven meetings. Please review the 2000 Compensation Committee Report on Executive Compensation contained in this Proxy Statement on page 6.

        The Finance Committee of the Board of Directors is composed of Directors Frecon, Mellor, Metcalfe and Wilson. The Finance Committee reviews and monitors the financial plans and capital structure of the Corporation. There was one meeting of the Finance Committee during 2000.

        The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board and makes recommendations about the composition of the Board's committees. Directors Jews, Kagler, St. Martin and Varello are the members of the Nominating and Governance Committee, which held four meetings during 2000. The Nominating and Governance Committee will consider nominees suggested by stockholders for election to the Board of Directors. Recommendations by stockholders are forwarded to the Secretary of the Corporation and should identify the nominee by name and provide information about the nominee's background and experience.

                            COMPENSATION OF DIRECTORS

        Each Director who is not an employee receives an annual fee of $45,000; half of this amount is paid in cash and half is paid in the Corporation's Common Stock. Each non-employee Director is paid an additional $1,500 in cash for each meeting attended of the Board of Directors and of committees of the Board of Directors, with the exception of the Committee Chairperson who is paid $2,000 in cash. A Director may elect to have all or any part of the fees deferred under the Corporation's Executive and Director Deferred Compensation Plan. Under this Plan, amounts elected to be deferred are not included in a Director's gross income for income tax purposes until actually distributed to the Director. Directors who are employees of the Corporation do not receive additional compensation for service on the Board of Directors. During 2000, the Corporation donated $20,000 for each Director to charitable organizations on behalf of and as designated by each individual Director.

        The Corporation maintains a Non-Employee Director Equity Plan pursuant to which non-employee Directors receive stock options. On December 31, 2000, the Corporation granted each non-employee Director an option to purchase 5,000 shares of Common Stock at an exercise price of $40.75 per share with the exception of Directors Mansour and Metcalfe who received their initial option to purchase 10,000 shares of Common Stock at an exercise price of $40.75 per share. The exercise price was the market price of the Common Stock on the date of grant. Stock options fully vest and become exercisable six months after the date of grant. Options are not exercisable after 10 years from the date of grant or three years after the date of termination of service on the Board of Directors.

                             AUDIT COMMITTEE REPORT

        The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are "independent" as defined in the listing standards of the New York Stock Exchange, which is the exchange on which the Corporation's Common Stock is listed. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board of Directors adopted and approved the Charter of the Audit Committee which is attached to this Proxy Statement as Appendix A.

        The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards as well as the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended. The Committee discussed with the Corporation's internal and independent auditors the overall scope and plans for their respective audits. In addition, the Committee has discussed with the internal and independent auditors, with and without management present, the results of their examinations, their evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting. The Committee received from the independent auditors written disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent auditors that firm's independence and considered the compatibility of nonaudit services with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended and approved the selection of Ernst & Young LLP as the Company's independent auditors. Fees for the fiscal year were: audit fees - $707,540 (annual audit - $456,000 and other audit services - $251,540); financial information systems design and implementation fees - $0; and all other fees - $96,336.

       Audit Committee of the Board of Directors
           Leslie M. Frecon
           Ned Mansour
           Paul Varello
           John O. Wilson



 March 15, 2001

          2000 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is comprised of four independent, non-employee directors. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The Compensation Committee also reviews and approves all salary arrangements and other compensation for executive officers, including the Chief Executive Officer, evaluates executive performance and considers related matters.

        The Corporation's mission is to become a leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, the Corporation is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders' equity. The Compensation Committee is committed to implementing a compensation program which furthers the Corporation's mission. This program adheres to the following compensation policies which are intended to facilitate the achievement of the Corporation's business strategies:

- All executive officers', including the Chief Executive Officer's, compensation programs should emphasize the relationship between pay and performance by including variable, at-risk compensation that is dependent upon the level of success in meeting specified financial and operational goals.

- A portion of total compensation should be comprised of equity-based pay opportunities. Encouraging a personal proprietary interest provides a close identification with the Corporation and aligns executive officers' interests with those of stockholders. This policy promotes a continuing focus on building profitability and stockholder value.

- Compensation opportunities should enhance the Corporation's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom the successful operation and management of the Corporation depend.

COMPONENTS OF COMPENSATION

        The Compensation Committee relates total compensation levels for the Corporation's Chief Executive Officer and other executive officers to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies, which include many of the same companies within the Dow/Home Construction Index in the Performance Graph included in this Proxy Statement. However, the Compensation Committee believes that the Corporation's competitors for executive talent also include other companies not included in this Index. Therefore, the Committee reviews general industry survey data on companies of comparable revenue size and reviews and approves the selection of companies used for compensation comparison purposes.

        The key elements of the Corporation's executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive's total compensation package.

BASE SALARY

        The Compensation Committee regularly reviews each executive's base salary. Base salaries are targeted at median competitive levels and are adjusted by the Compensation Committee to recognize varying levels of responsibility, experience and breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on the Compensation Committee's judgement of sustained levels of individual contribution to the Corporation.

        In accordance with his employment agreement dated April 21, 1999, Mr. Dreier, Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation, receives a base salary of $750,000.

ANNUAL INCENTIVES

        The annual incentive program promotes the Corporation's pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and, in some cases, individual performance goals. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.

        Bonus opportunities are set at median competitive levels for the peer group of companies. The various bonus plans are designed to incent and reward above-average performance from the executives and their business units.

        Under the terms of his employment agreement dated April 21, 1999, Mr. Dreier is eligible for an annual cash bonus equal to 1.2 percent of the consolidated pretax income of the Corporation that is equal to or less than the prior year's amount, plus 1.5 percent of the amount of consolidated pretax income that exceeds the prior year's amount, as adjusted by the Compensation Committee to eliminate the effect of unusual items. In accordance with his employment agreement, Mr. Dreier received an annual cash bonus of $1,684,562 for 2000.

        Eligible executives on the corporate staff receive bonuses based upon a percentage of the corporate pre-tax earnings with no minimum or maximum bonus amounts. Executives in the Corporation's homebuilding and mortgage operations receive bonuses based on a percentage of the pretax earnings of their business units, with no minimum or maximum bonus amounts.

LONG-TERM INCENTIVES

        In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components, long-term incentive compensation comprises a significant portion of the value of an executive's total compensation package.

        When awarding long-term incentives, the Compensation Committee considers an executive's level of responsibility, prior compensation experience, historical award data, individual performance criteria and the compensation practices at peer group companies. Long-term incentives are in the form of stock options, restricted stock units and cash.

STOCK OPTIONS

        Stock options are granted at an option price which is the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of the award can be adjusted based on individual factors and historical award data.

TRG INCENTIVE PLAN

        The TRG Incentive Plan provides for awards based on the Corporation's financial performance during the year. Each year, the Compensation Committee establishes maximum award levels for each executive officer based on a percentage of the executive's base salary. Executives can earn cash or common stock awards based on the extent to which pre-established financial goals are achieved by the Corporation. Awards are payable in cash or common stock with vesting occurring over three years.

        The Compensation Committee believes that the TRG Incentive Plan provides executives with an immediate link to the interest of stockholders, focuses them on company-wide performance and provides incentives that are longer-term than annual bonuses but less remote than retirement benefits. The Compensation Committee believes that the TRG Incentive Plan will enhance the Corporation's ability to maintain a stable executive team focused on the Corporation's long-term success.

        For 2000, the Compensation Committee designated return on stockholders' equity as the performance measure for the TRG Incentive Plan. Based on the Corporation's performance in 2000, which exceeded the targeted return on equity, the Compensation Committee determined that the TRG Incentive Plan awards for 2000 were 168.48 percent of the target award value.

        A target award value for 2000 of 120 percent of base salary was established by the Compensation Committee for Mr. Dreier. Based on the Corporation's performance in 2000, which exceeded the targeted return on equity performance measure, Mr. Dreier received a TRG Incentive Plan award of $1,516,320.

RETIREMENT PLANS

        The Corporation does not sponsor a defined benefit retirement plan but does provide executives with the ability to accumulate retirement assets through defined contribution plans. Executive officers participate in the Corporation's Retirement Savings Opportunity Plan up to the statutory limits. Because of these statutory limits, the Corporation also offers executive officers the ability to defer additional pay and to receive corresponding company-matching contributions through the Executive and Director Deferred Compensation Plan.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

        It is the policy of the Compensation Committee to continually evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Internal Revenue Code Section 162(m) as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions which it deems to be in the interest of the Corporation and its stockholders which may not qualify for tax deductibility.

CONCLUSION

        The Compensation Committee believes these executive compensation policies and programs serve the interests of the stockholders and the Corporation effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future success, thereby enhancing the value of the Corporation for the stockholders' benefit.

        The Compensation Committee will continue to monitor the effectiveness of the Corporation's total compensation program to meet the current and future needs of the Corporation.


       Compensation Committee of the Board of Directors
           William L. Jews
           William G. Kagler
           Robert E. Mellor
           Charlotte St. Martin

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                     ------------------------------------    ----------------------
                                                                                                     AWARDS
                                                                                             ----------------------
                                                                                 OTHER       RESTRICTED   SECURITIES
                                                                                 ANNUAL        STOCK      UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR     SALARY      BONUS(d)   COMPENSATION(e)  AWARDS(f)     OPTIONS  COMPENSATION(g)
----------------------------------------     ----    --------    ----------    ----------    ----------     -------    ----------
Mr. Dreier - Chairman of the Board of        2000    $750,000    $2,189,951    $1,000,436    $1,260,000           0    $1,227,164
Directors, President and Chief Executive     1999    $750,000    $1,775,554    $  155,475    $1,147,500     200,000    $1,141,505
Officer of The Ryland Group, Inc.            1998    $700,000    $1,119,773    $   10,147    $  281,185           0    $  361,898


Mr. Milne - Senior Vice President            2000    $283,654    $  326,174    $   64,930    $        0      35,000    $  410,580
and Chief Financial Officer of
The Ryland Group, Inc.(a)

Mr. Garrity - Senior Vice President          2000    $251,923    $1,108,100    $        0    $        0      20,000    $  262,931
of The Ryland Group, Inc.; President of      1999    $240,385    $  788,780    $        0    $        0      20,000    $  216,223
the South Region of Ryland Homes             1998    $230,000    $  483,485    $        0    $   64,651      35,000    $   95,688

Mr. Schreiner - Senior Vice President        2000    $230,385    $  664,409    $        0    $        0      15,000    $  234,725
of The Ryland Group, Inc.; President of      1999    $220,385    $  418,492    $   17,462    $        0      15,000    $  227,904
Ryland Mortgage Company(b)                   1998    $130,769    $  200,759    $   15,158    $   25,728      30,000    $   62,416


Mr. Scott - Senior Vice President of         2000    $251,923    $  952,419    $        0    $        0      20,000    $  259,352
The Ryland Group Inc.; President of          1999    $240,385    $  741,738    $        0    $        0      20,000    $  215,013
the North Region of Ryland Homes             1998    $230,000    $  480,624    $        0    $   64,651      35,000    $   92,719


Mr. Scardina - Former Senior Vice President  2000    $270,000    $  308,853    $        0    $        0      20,000    $  266,271
of The Ryland Group, Inc.(c)                 1999    $260,385    $  551,622    $        0    $        0      20,000    $  245,705
                                             1998    $250,000    $  713,618    $        0    $   70,282      35,000    $   95,165

--------------

 (a) Mr. Milne joined the Corporation as Chief Financial Officer and Senior Vice President in January 2000.

 (b) Mr. Schreiner joined the Corporation as President of Ryland Mortgage Company in May 1998.

 (c) Mr. Scardina resigned as Senior Vice President of the Corporation in November 2000.

 (d) Includes bonuses for 2000, 1999 and 1998, which were paid in 2001, 2000, and 1999, respectively.

     Includes for 2000, 1999 and 1998, the dollar value of the initial vested portion of awards under the TRG Incentive Plan as follows: Mr. Dreier 2000
     - $505,389, 1999 - $461,204, 1998 - $281,133; Mr. Milne 2000 - $117,924;
     Mr. Garrity 2000 - $98,270, 1999 - $86,091, 1998 - $64,675; Mr. Schreiner
     2000 - $90,409, 1999 - $78,917, 1998 - $25,759; Mr. Scott 2000 - $98,270,
     1999 - $86,091, 1998 - $64,675; Mr. Scardina 2000 - $106,132, 1999 -
     $93,266, 1998 - $70,288.

 (e) Includes the gross-up adjustment for taxes on relocation reimbursements as follows: Mr. Dreier 2000 - $16,193; 1999 - $86,421, Mr. Milne 2000 -
     $64,930, and Mr. Schreiner 1999 - $17,462; 1998 - $15,158. Also includes
     Medicaid taxes and gross-up adjustments paid to Mr. Dreier for vested restricted stock units as follows: 2000 - $913,396; 1999 - $8,751; 1998 -
     $10,147; and the personal health and services allowance and medical and fitness reimbursement paid to Mr. Dreier as follows: 2000 - $70,847; 1999 - $60,303.

 (f) Amounts for 1998 include restricted stock units awarded under the TRG Incentive Plan. The value of the restricted stock units for 1998 is based on the $28.875 closing price of the Corporation's Common Stock on the determination date of December 31, 1998.

     Mr. Dreier was awarded 45,000 restricted stock units by the Corporation in 1999. The value of the restricted stock units, which is included in 1999 compensation, was based on the $25.50 closing price of the Corporation's Common Stock on the date of grant. Mr. Dreier was awarded an additional 45,000 restricted stock units by the Corporation in 2000. The value of the restricted stock units, which is included as 2000 compensation, was based upon the $28.00 closing price of the Corporation's Common Stock on the date of grant. The units vest and shares of Common Stock are delivered to Mr. Dreier in three annual installments of 30,000 each on February 15, 2001, February 15, 2002 and February 15, 2003, subject to acceleration if the Corporation's return on equity exceeds the average return on equity of a selected group of competitive homebuilding companies. Mr. Dreier is entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock.

     At December 31, 2000, the number and value of restricted stock units held by Mr. Dreier was 90,000 units at a value of $3,667,500.

 (g) Includes the Corporation's contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan:
     Mr. Dreier 2000 - $123,861, 1999 - $95,434, 1998 - $71,497; Mr. Milne 2000
     - $17,019; Mr. Garrity 2000 - $57,277, 1999 - $39,552, 1998 - $28,949; Mr.
     Schreiner 2000 - $34,198, 1999 - $23,723, 1998 - $7,846; Mr. Scott 2000 -
     $54,454, 1999 - $39,380, 1998 - $26,238; and Mr. Scardina 2000 - $43,701,
     1999 - $54,223, 1998 - $22,638; the value of term life insurance paid under the Corporation's split dollar life insurance plan: Mr. Dreier 2000 - $14,197, 1999 - $11,986, 1998 - $4,009; Mr. Milne 2000 - $1,219; Mr.
     Garrity 2000 - $2,674, 1999 - $2,747, 1998 - $834; Mr. Schreiner 2000 -
     $953, 1999 - $678, 1998 - $102; Mr. Scott 2000 - $1,918, 1999 - $1,740,
     1998 - $689; and Mr. Scardina 2000 - $3,323, 1999 - $3,057, 1998 - $885;
     deferred cash and earnings under the TRG Incentive Plan: Mr. Dreier 2000 - $1,043,596, 1999 - $929,970, 1998 - $286,392; Mr. Milne 2000 - $235,884,
     Mr. Garrity 2000 - $202,980, 1999 - $173,924, 1998 - $65,905; Mr. Schreiner
     2000 - $185,859, 1999 - $158,406, 1998 - $25,765; Mr. Scott 2000 -
     $202,980, 1999 - $173,893, 1998 - $65,792; and Mr. Scardina 2000 -
     $219,246, 1999 - $188,425, 1998 - $71,642; and reimbursements for relocation expenses: Mr. Dreier 2000 - $45,510, 1999 - $104,115; Mr. Milne 2000 - $156,457; and Mr. Schreiner 2000 - $13,715, 1999 - $45,097, 1998 -
     $28,702.

                              EMPLOYMENT AGREEMENTS

        On April 21, 1999, the Corporation entered into an employment agreement with Mr. Dreier for a period extending until December 31, 2003. This agreement was amended on September 20, 2000. The agreement provides for one-year extensions subject to a right of termination upon notice at least 180 days prior to the end of the agreement's term. Under the agreement, Mr. Dreier will receive a base salary of $750,000 per year and is eligible for an annual cash bonus equal to 1.2 percent of the adjusted consolidated pretax income of the Corporation that is equal to or less than the prior year's amount, plus 1.5 percent of the amount of adjusted consolidated pretax income of the Corporation that exceeds the prior year's amount. Mr. Dreier also received a stock option grant for 200,000 shares of the Corporation's Common Stock at an exercise price of $25.50 per share. Mr. Dreier was granted 90,000 restricted stock units that vest and are paid in the amount of 30,000 shares of Common Stock on each of February 15, 2001, February 15, 2002 and February 15, 2003, subject to acceleration if the Corporation's return on equity exceeds the average return on equity of a selected group of competitive homebuilding companies, and a gross-up adjustment paid to Mr. Dreier for vested restricted stock units. If Mr. Dreier's employment is terminated without "cause," Mr. Dreier receives salary and benefits for the remaining term of the agreement or 24 months, whichever is greater, a bonus payment for the year of termination, and a payment of all vested benefits and awards. In the event of a termination of Mr. Dreier's employment within three years of a "change-in-control" of the Corporation, he receives a cash payment equal to three times his highest annual salary and bonus, accelerated vesting under benefit and equity plans of the Corporation, two years of continued receipt of his current benefits as well as relocation and outplacement assistance.

        The Corporation has senior executive severance agreements pursuant to which, upon termination of employment within three years of a "change-in-control" of the Corporation, certain executive officers, including Messrs. Garrity, Milne, Schreiner and Scott, receive a cash payment equal to two times the highest annual compensation paid during the three years prior to termination, accelerated vesting under benefit and equity plans of the Corporation, and relocation and outplacement assistance.

                           STOCK OPTION GRANTS IN 2000


                                                                                      POTENTIAL REALIZABLE VALUE AT
                    NUMBER OF      PERCENT OF TOTAL                                   ASSUMED ANNUAL RATES OF STOCK
                   SECURITIES          OPTIONS                                             PRICE APPRECIATION
                   UNDERLYING        GRANTED TO         EXERCISE                         FOR 10-YEAR OPTION TERM
                     OPTIONS          EMPLOYEES          PRICE         EXPIRATION      ------------------------------
  NAME             GRANTED(a)          IN 2000         ($/SHARE)          DATE              5%             10%
--------------     -----------     -----------------    --------       -----------     ----------        ------------
Mr. Dreier                 0               --                --               --              --              --

Mr. Garrity           10,000             1.83         $ 16.4375         03/13/10        $ 103,375        $ 261,971
                      10,000             1.83         $ 24.1250         09/01/10        $ 151,721        $ 384,490

Mr. Milne             20,000             3.66         $ 15.2500         02/09/10        $ 191,813        $ 486,091
                       7,500             1.37         $ 16.4375         03/13/10        $  77,531        $ 196,479
                       7,500             1.37         $ 24.1250         09/01/10        $ 113,791        $ 288,368

Mr. Schreiner          7,500             1.37         $ 16.4375         03/13/10        $  77,531        $ 196,479
                       7,500             1.37         $ 24.1250         09/01/10        $ 113,791        $ 288,368

Mr. Scott             10,000             1.83         $ 16.4375         03/13/10        $ 103,375        $ 261,971
                      10,000             1.83         $ 24.1250         09/01/10        $ 151,721        $ 384,490

Mr. Scardina          10,000             1.83         $ 16.4375         03/13/10        $ 103,375        $ 261,971
                      10,000             1.83         $ 24.1250         09/01/10        $ 151,721        $ 384,490

------------

(a) These stock options are exercisable at a rate of 33,33, and 34 percent per year beginning on the first anniversary date of the grant.




                    AGGREGATED STOCK OPTION EXERCISES IN 2000
                        AND YEAR-END STOCK OPTION VALUES

                                                     NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-
                                                     UNEXERCISED OPTIONS AT YEAR END      MONEY OPTIONS AT YEAR END
                 SHARES ACQUIRED       VALUE         -----------------------------------------------------------------
      NAME         ON EXERCISE        REALIZED(a)    EXERCISABLE       UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
---------------- ---------------     ------------    -----------       -------------    -----------      -------------
Mr. Dreier                 0         $        0         470,000         130,000         $11,221,250         $1,982,500

Mr. Garrity           10,000         $  237,188          54,700          45,300         $ 1,160,644         $  832,169

Mr. Milne                  0         $        0               0          35,000         $         0         $  817,031

Mr. Schreiner              0         $        0          24,750          35,250         $   445,500         $  663,094

Mr. Scott             16,600         $  395,425          58,700          45,300         $ 1,179,819         $  832,169

Mr. Scardina          75,900         $1,419,319               0          45,300         $         0         $  832,169

------------

(a) Market price at exercise less exercise price.

        COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK
                    (STOCK PRICE APPRECIATION PLUS DIVIDENDS)

        This chart graphs the Corporation's performance in the form of cumulative total return to stockholders during the previous five years in comparison to the Standard and Poor's 500 Index and the Dow/Home Construction Index. The Dow/Home Construction Index includes the following companies: Pulte Corporation; Centex Corporation; KB Home; Champion Enterprises, Inc.; Lennar Corporation; Del Webb Corporation; D.R. Horton, Inc.; and Toll Brothers, Inc.


                               [PERFORMANCE GRAPH]


In the printed version of the document, a line graph appears which depicts the following plot points:

                                 12/95   12/96   12/97   12/98    12/99   12/00
The Ryland Group, Inc.            100     101     180     222      179     318
S&P 500                           100     123     164     211      256     232
Dow/Home Construction Index       100      99     146     154      102     179

(a) Assumes that the value of the Common Stock of the Corporation and the Indices were $100 on January 1, 1996, and that all dividends were reinvested.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based upon the Corporation's review of Forms 3, 4 and 5 as well as any amendments submitted to the Corporation during 2000 for any person subject to
Section 16 of the Securities Exchange Act of 1934 (The Exchange Act), there were no persons who failed to file on a timely basis during 2000 reports required by
Section 16(a) of The Exchange Act.

                             STOCKHOLDERS' PROPOSALS

        Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Corporation must be received by the Corporation on or before November 10, 2001, and must comply with the applicable rules of the Securities and Exchange Commission in order to be included in the Corporation's Proxy Statement and proxy relating to the 2002 Annual Meeting of Stockholders. In addition, under the Corporation's bylaws, in order for a shareholder proposal or director nomination to come before the Annual Meeting of Stockholders, proposals and nominations, made in accordance with the bylaws of the Corporation, require appropriate notice to the Corporation of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders' Meeting. If less than 100 days' notice of the date of the Annual Stockholders' Meeting is given by the Corporation, then the Corporation must receive the notice of nomination or the proposal not later than the close of business on the 10th day following the date the Corporation first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2002 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April in 2002, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with the Corporation's bylaws.

                                  OTHER MATTERS

        If any other business should come before the meeting, the proxy holders will vote according to their discretion.

                                                                      APPENDIX A
                             AUDIT COMMITTEE CHARTER

ORGANIZATION

        This Charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Corporation. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Corporation. All Committee members shall be financially literate and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

        The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others in relation to the Corporation's financial statements and the financial reporting process as well as the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements and the legal compliance and ethics' programs, as established by management and the Board of Directors. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors, the internal auditors and management of the Corporation. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation and the power to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

        The primary responsibility of the Audit Committee is to oversee the Corporation's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. Management is responsible for preparing the Corporation's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its polices and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

        The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

        - The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Corporation's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Corporation and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board of Directors the selection of the Corporation's independent auditors.

        - The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

        - The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

        - The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

                      RETIREMENT SAVINGS OPPORTUNITY PLAN
                          PARTICIPANT INSTRUCTION CARD

                             THE RYLAND GROUP, INC.
        PARTICIPANT PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 25, 2001

     The undersigned participant in The Ryland Group, Inc. Retirement Savings Opportunity Plan acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 2001, and instructs Vanguard Fidelity Trust Company, the Trustee, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, on Wednesday, April 25, 2001, at 9:00 a.m., Local Time, and at any adjournments thereof.


                     (Continued and signed on reverse side)


                          -- FOLD AND DETACH HERE --

This proxy, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, this proxy will be voted FOR the nominees listed below and in the discretion of the proxies upon other business properly brought before the meeting.

Please mark your vote as indicated in this example  [X]

1.  ELECTION OF DIRECTORS           FOR all        WITHHOLD AUTHORITY
                                   nominees         for all nominees
                                      [ ]                  [ ]

Nominees: Mr. Dreier, Ms. Frecon, Mr. Jews, Mr. Kagler, Mr. Mansour, Mr. Mellor, Mr. Metcalfe, Ms. St. Martin, Mr. Varello, Mr. Wilson

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


-------------------------------------------------

2. In their discretion upon other business as may properly come before the meeting.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                                        Dated___________________________, 2001


                                        --------------------------------------
                                        Signature


                                        --------------------------------------
                                        Signature

                                        NOTE:  Please sign your name exactly as
                                        it appears hereon. If stock is
                                        registered in more than one name, each
                                        joint owner must sign. When signing as
                                        attorney, executor, administrator,
                                        guardian or corporate officer, please
                                        give your full title as such.


                           -- FOLD AND DETACH HERE --

                             THE RYLAND GROUP, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 25, 2001


     The undersigned stockholder of The Ryland Group, Inc. (the "Corporation") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 2001, and constitutes and appoints R. CHAD DREIER, Chairman, President and Chief Executive Officer of the Corporation, and TIMOTHY
J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, on Wednesday, April 25, 2001, at 9:00 a.m., Local Time, and at any adjournments thereof.


                     (Continued and signed on reverse side)

                             *FOLD AND DETACH HERE*

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE                    PLEASE MARK
INSTRUCTIONS HEREIN. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL               YOUR VOTE AS
BE VOTED FOR THE NOMINEES LISTED BELOW AND IN THE DISCRETION OF THE                         INDICATED IN  [X]
PROXIES UPON OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.                            THIS EXAMPLE


1. ELECTION OF DIRECTORS      FOR all     WITHHOLD AUTHORITY      Nominees: Mr. Dreier, Ms. Frecon, Mr. Jews,
                              nominees     for all nominees       Mr. Kagler, Mr. Mansour, Mr. Mellor,
                                [ ]              [ ]              Mr. Metcalfe, Ms. St. Martin, Mr. Varello,
                                                                  Mr. Wilson
                                                                  Instruction: To withhold authority to vote
                                                                  for any individual nominee, write that
                                                                  nominee's name in the space provided below.

                                                                  ___________________________________________

2. In their discretion upon other business as may properly come before the meeting.


                                                                            PLEASE SIGN, DATE AND RETURN THIS
                                                                            PROXY PROMPTLY IN THE ENCLOSED
                                                                            POSTAGE PAID ENVELOPE.

                                                                            Dated _____________________, 2001

                                                                            _________________________________
                                                                            Signature

                                                                            _________________________________
                                                                            Signature


                                                                            NOTE: Please sign your name exactly
                                                                            as it appears hereon. If stock is
                                                                            registered in more than one name,
                                                                            each joint owner must sign. When
                                                                            signing as attorney, executor,
                                                                            administrator, guardian or corporate
                                                                            officer, please give your full title
                                                                            as such.
-----------------------------------------------------------------------------------------------------------------
                                             - FOLD AND DETACH HERE -